Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-252567) and Form S-8 (No. 333-252999) of our report dated March 9, 2021 relating to the consolidated financial statements of PARTS iD, Inc. as of and for the year ended December 31, 2020, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

Princeton, New Jersey

March 9, 2021